Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Ellen Barry	Investors:	Lisa Capodici
	(614) 553-3858		(614) 757-5035
	ellen.barry@cardinalhealth.com		lisa.capodici@cardinalhealth.com
Cardinal Health Reports Third-quarter Results for Fiscal Year 2017

•	Revenue increased 4 percent to $31.8 billion

•	GAAP[1] diluted earnings per share increased 3 percent to $1.20, and non-GAAP diluted earnings per share increased 7 percent to $1.53

DUBLIN, Ohio, May 1, 2017 - Cardinal Health (NYSE: CAH) today reported third-quarter fiscal year 2017 revenues of $31.8 billion, an increase of 4 percent. The company also reported a decline in GAAP operating earnings of 8 percent to $605 million and in non-GAAP operating earnings of 4 percent to $759 million. GAAP diluted earnings per share (EPS) increased 3 percent to $1.20, while non-GAAP diluted EPS increased 7 percent to $1.53.
“The third quarter came in largely as we expected, in a dynamic market environment, as we noted a few weeks ago,” said George S. Barrett, chairman and chief executive officer of Cardinal Health. “Many of our lines of business continue to perform well, particularly naviHealth, our medical/surgical consumables lines, and our Specialty Solutions group. We are also extremely excited about our recent announcement to acquire Medtronic’s Patient Care, Deep Vein Thrombosis and Nutritional Insufficiency businesses. These product lines are natural extensions to the work that we’re doing across the continuum of care from acute care, to surgery centers, to long-term care, into the retail setting and even to the consumer.”

Q3 FY17 summary

	Q3 FY17		Q3 FY16		Y/Y
Revenue	$31.8	billion	$30.7	billion	4%
Operating earnings	$605	million	$656	million	(8)%
Non-GAAP operating earnings	$759	million	$788	million	(4)%
Net earnings attributable to Cardinal Health, Inc.	$381	million	$386	million	(1)%
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$485	million	$472	million	3%
Diluted EPS attributable to Cardinal Health, Inc.	$1.20		$1.17		3%
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.53		$1.43		7%
Diluted EPS for the quarter benefitted from a lower effective tax rate and fewer weighted average shares outstanding than the same quarter in the prior fiscal year.
Segment results
Pharmaceutical segment
Third-quarter revenue for the Pharmaceutical segment increased 3 percent to $28.4 billion due to performance from the Specialty business and growth from Pharmaceutical Distribution customers.
Segment profit for the quarter decreased 7 percent to $611 million. This decrease was driven by generic pharmaceutical pricing, the final quarterly impact of the loss of Safeway, and the company's ongoing investment in its pharmaceutical IT platform. These were partially offset by solid performance from Red Oak Sourcing.

	Q3 FY17		Q3 FY16		Y/Y
Revenue	$28.4	billion	$27.5	billion	3%
Segment profit	$611	million	$660	million	(7)%
Medical segment
Third-quarter revenue for the Medical segment increased 9 percent to $3.4 billion driven by contributions from new and existing customers.

Cardinal Health

Segment profit increased 16 percent to $148 million, reflecting solid performance from naviHealth, Cardinal Health Branded products (excluding Cordis) and distribution services. A decline in Cordis performance reflected increased SG&A expenses and the net favorable impact of two larger inventory adjustments in the year-over-year comparison.

	Q3 FY17		Q3 FY16		Y/Y
Revenue	$3.4	billion	$3.1	billion	9%
Segment profit	$148	million	$128	million	16%
Fiscal year 2017 outlook
As previously disclosed, the company does not provide GAAP EPS outlook, because it is unable to reliably forecast most of the items that are excluded from GAAP EPS to calculate non-GAAP EPS. These items could cause EPS to differ materially from non-GAAP EPS. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.

The company reaffirms its expectation that its fiscal 2017 non-GAAP EPS from continuing operations will be at the bottom of its previous guidance range of $5.35 to $5.50. Additional details about this outlook can be found in the company's press release issued April 18.
Additional third-quarter and recent highlights

•
Announced intent to acquire Medtronic's Patient Care, Deep Vein Thrombosis and Nutritional Insufficiency businesses for $6.1 billion, enabling Cardinal Health to add an industry-leading portfolio of products, deepen its presence in the post-acute channel and increase its geographic scale

•	Acquired rights to Navidea's Lymphoseek, a radiopharmaceutical diagnostic imaging agent

•	Named on Fortune's 2017 "World's Most Admired Companies" list

•	Recognized among the nation's best workplaces for female advancement as a Top Company for Executive Women by the National Association for Female Executives
Webcast
Cardinal Health will host a webcast today at 8:30 a.m. Eastern to discuss third-quarter results. The webcast and corresponding slide presentation will be available on the Investor Relations page at ir.cardinalhealth.com. No access code is required.
Presentation slides and a webcast replay will be available on the Cardinal Health website at ir.cardinalhealth.com until April 30, 2018.

Upcoming webcasted investor events

•	Goldman Sachs 38th Annual Global Healthcare Conference on June 14 at 10:40 a.m. Pacific in Rancho Palos Verdes, Calif.
About Cardinal Health
Cardinal Health, Inc. is a global, integrated healthcare services and products company, providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company provides clinically proven medical products and pharmaceuticals and cost-effective solutions that enhance supply chain efficiency from hospital to home. Cardinal Health connects patients, providers, payers, pharmacists and manufacturers for integrated care coordination and better patient management. Backed by nearly 100 years of experience, with more than 40,000 employees in nearly 60 countries, Cardinal Health ranks among the top 25 on the Fortune 500. For more information, visit cardinalhealth.com, follow @CardinalHealth on Twitter and connect on LinkedIn at linkedin.com/company/cardinal-health.

1.
GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP.  See “Use of Non-GAAP Measures” following the attached schedules for definitions of the non-GAAP financial measures presented in this news release, and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive e-mail alerts when the company posts news releases, SEC filings and certain other information on its website.

Cautions concerning forward-looking statements
This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and

Cardinal Health

expense accruals. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include competitive pressures in Cardinal Health's various lines of business; the amount or rate of pharmaceutical price appreciation or deflation and the timing of and benefit from generic pharmaceutical introductions; the ability to maintain the benefits from the generic sourcing venture with CVS Health; the ability to successfully complete the acquisition of the Patient Recovery businesses from Medtronic on a timely basis, including obtaining required regulatory approvals and the satisfaction of other conditions; the conditions of the credit markets and our ability to issue debt to fund the acquisition on acceptable terms; if the acquisition of the Patient Recovery businesses is completed, the ability to retain the acquired businesses’ customers and employees, the ability to successfully integrate the acquired businesses into our operations and the ability to achieve the expected synergies as well as accretion in earnings; risks associated with the anticipated increase of indebtedness and potential limitations on our ability to use our cash for other purposes; our ability to successfully integrate and realize the benefits from our acquisition of Cordis; the risk of non-renewal or a default under one or more key customer or supplier arrangements or changes to the terms of or level of purchases under those arrangements; uncertainties due to government health care reform including federal health care reform legislation; changes in the distribution patterns or reimbursement rates for health care products and services; the effects of any investigation or action by any regulatory authority; and changes in foreign currency rates and the cost of commodities such as oil-based resins, cotton, latex and diesel fuel. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This news release reflects management's views as of May 1, 2017. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Third Quarter
(in millions, except per common share amounts)	2017	2016	% Change
Revenue	$31,821	$30,662	4%
Cost of products sold	30,093	28,973	4%
Gross margin	1,728	1,689	2%

Operating expenses:
Distribution, selling, general and administrative expenses	960	914	5%
Restructuring and employee severance	15	6	N.M.
Amortization and other acquisition-related costs	128	108	N.M.
Impairments and loss on disposal of assets, net	2	—	N.M.
Litigation charges, net	18	5	N.M.
Operating earnings	605	656	(8)%

Other (income)/expense, net	(5)	—	N.M.
Interest expense, net	46	44	N.M.
Earnings before income taxes	564	612	(8)%

Provision for income taxes	182	226	(19)%
Net earnings	382	386	(1)%

Less: Net earnings attributable to noncontrolling interests	(1)	—	N.M.
Net earnings attributable to Cardinal Health, Inc.	$381	$386	(1)%

Earnings per common share attributable to Cardinal Health, Inc.:
Basic	$1.21	$1.18	3%
Diluted	1.20	1.17	3%

Weighted-average number of common shares outstanding:
Basic	316	328
Diluted	318	331

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Year-to-Date
(in millions, except per common share amounts)	2017	2016	% Change
Revenue	$97,010	$90,162	8%
Cost of products sold	92,089	85,285	8%
Gross margin	4,921	4,877	1%

Operating expenses:
Distribution, selling, general and administrative expenses	2,792	2,678	4%
Restructuring and employee severance	31	19	N.M.
Amortization and other acquisition-related costs	365	327	N.M.
Impairments and loss on disposal of assets, net	15	17	N.M.
Litigation (recoveries)/charges, net	37	(3)	N.M.
Operating earnings	1,681	1,839	(9)%

Other (income)/expense, net	(2)	5	N.M.
Interest expense, net	134	134	N.M.
Earnings before income taxes	1,549	1,700	(9)%

Provision for income taxes	533	604	(12)%
Net earnings	1,016	1,096	(7)%

Less: Net earnings attributable to noncontrolling interests	(2)	(1)	N.M.
Net earnings attributable to Cardinal Health, Inc.	$1,014	$1,095	(7)%

Earnings per common share attributable to Cardinal Health, Inc.:
Basic	$3.19	$3.33	(4)%
Diluted	3.17	3.30	(4)%

Weighted-average number of common shares outstanding:
Basic	318	328
Diluted	320	331

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	March 31, 2017	June 30, 2016
Assets
Current assets:
Cash and equivalents	$1,368	$2,356
Trade receivables, net	7,505	7,405
Inventories, net	11,641	10,615
Prepaid expenses and other	1,769	1,580
Total current assets	22,283	21,956

Property and equipment, net	1,849	1,796
Goodwill and other intangibles, net	9,287	9,426
Other assets	755	944
Total assets	$34,174	$34,122

Liabilities, Redeemable Noncontrolling Interests and Shareholders’ Equity
Current liabilities:
Accounts payable	$17,535	$17,306
Current portion of long-term obligations and other short-term borrowings	607	587
Other accrued liabilities	1,654	1,808
Total current liabilities	19,796	19,701

Long-term obligations, less current portion	4,854	4,952
Deferred income taxes and other liabilities	2,742	2,781

Redeemable noncontrolling interests	117	117

Total Cardinal Health, Inc. shareholders' equity	6,646	6,554
Noncontrolling interests	19	17
Total shareholders’ equity	6,665	6,571
Total liabilities, redeemable noncontrolling interests and shareholders’ equity	$34,174	$34,122

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Third Quarter		Year-to-Date
(in millions)	2017	2016	2017	2016
Cash flows from operating activities:
Net earnings	$382	$386	$1,016	$1,096

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	186	159	525	465
Impairments and loss on sale of other investments	1	—	4	—
Impairments and loss on disposal of assets, net	3	—	15	17
Share-based compensation	26	26	73	82
Provision for bad debts	17	16	46	51
Change in fair value of contingent consideration obligation	—	(2)	—	(16)
Change in operating assets and liabilities, net of effects from acquisitions:
Decrease/(increase) in trade receivables	39	(328)	(107)	(721)
Decrease/(increase) in inventories	284	108	(1,010)	(1,457)
Increase/(decrease) in accounts payable	(1,338)	408	225	2,839
Other accrued liabilities and operating items, net	202	146	(327)	(26)
Net cash provided by/(used in) operating activities	(198)	919	460	2,330

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	(102)	(99)	(113)	(3,383)
Additions to property and equipment	(80)	(109)	(293)	(284)
Purchase of available-for-sale securities and other investments	(63)	(62)	(188)	(150)
Proceeds from sale of available-for-sale securities and other investments	43	42	115	99
Proceeds from maturities of available-for-sale securities	10	18	49	37
Proceeds from divestitures and disposal of property and equipment and held for sale assets	—	—	1	—
Net cash used in investing activities	(192)	(210)	(429)	(3,681)

Cash flows from financing activities:
Payment of contingent consideration obligation	(3)	—	(3)	(23)
Net change in short-term borrowings	(8)	(5)	25	34
Net purchase of noncontrolling interests	—	(10)	(12)	(10)
Reduction of long-term obligations	—	(1)	(60)	(5)
Proceeds from interest rate swap terminations	—	—	14	—
Net tax proceeds/(withholdings) from share-based compensation	20	4	20	(3)
Excess tax benefits from share-based compensation	5	1	37	33
Dividends on common shares	(142)	(127)	(435)	(386)
Purchase of treasury shares	—	(300)	(600)	(300)
Net cash used in financing activities	(128)	(438)	(1,014)	(660)

Effect of exchange rates changes on cash and equivalents	5	3	(5)	(7)

Net increase/(decrease) in cash and equivalents	(513)	274	(988)	(2,018)
Cash and equivalents at beginning of period	1,881	2,324	2,356	4,616
Cash and equivalents at end of period	$1,368	$2,598	$1,368	$2,598

Schedule 5
Cardinal Health, Inc. and Subsidiaries
Segment Business Analysis

	Third Quarter			Third Quarter
(in millions)	2017	2016	(in millions)	2017	2016
Pharmaceutical			Medical

Revenue			Revenue
Amount	$28,406	$27,527	Amount	$3,418	$3,138
Growth rate	3%	22%	Growth rate	9%	13%

Segment profit			Segment profit
Amount	$611	$660	Amount	$148	$128
Growth rate	(7)%	16%	Growth rate[1]	16%	26%
Segment profit margin	2.15%	2.40%	Segment profit margin	4.34%	4.08%

1.
Segment profit for three months ended March 31, 2016 includes a $21 million unfavorable impact of Cordis-related inventory fair value step-up. Excluding this step-up, year-over-year Medical segment profit declined 1 percent and grew 47 percent for the three months ended March 31, 2017 and 2016, respectively.

Refer to definitions for an explanation of calculations.
Total consolidated revenue for the three months ended March 31, 2017 was $31,821 million, which included total segment revenue of $31,824 million and Corporate revenue of $(3) million. Total consolidated revenue for the three months ended March 31, 2016 was $30,662 million, which included total segment revenue of $30,665 million and Corporate revenue of $(3) million. Corporate revenue consists primarily of elimination of inter-segment revenue and other revenue not allocated to the segments.
Total consolidated operating earnings for the three months ended March 31, 2017 were $605 million, which included total segment profit of $759 million and Corporate costs of $(154) million. Total consolidated operating earnings for the three months ended March 31, 2016 were $656 million, which included total segment profit of $788 million and Corporate costs of $(132) million. Corporate includes, among other things, LIFO charges/(credits), restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, litigation (recoveries)/charges, net and certain investment spending that are not allocated to the segments.

Schedule 6
Cardinal Health, Inc. and Subsidiaries
Segment Business Analysis

	Year-to-Date			Year-to-Date
(in millions)	2017	2016	(in millions)	2017	2016
Pharmaceutical			Medical

Revenue			Revenue
Amount	$86,911	$80,954	Amount	$10,107	$9,220
Growth rate	7%	22%	Growth rate	10%	8%

Segment profit			Segment profit
Amount	$1,682	$1,945	Amount	$435	$335
Growth rate	(14)%	25%	Growth rate[1]	30%	1%
Segment profit margin	1.94%	2.40%	Segment profit margin	4.30%	3.63%

1.
Segment profit for the six months ended March 31, 2016 includes the $43 million unfavorable impact of the Cordis-related inventory fair value step-up. Excluding this step-up, year-over-year Medical segment profit growth was 15 percent and 14 percent for the nine months ended March 31, 2017 and 2016, respectively.

Refer to definitions for an explanation of calculations.
Total consolidated revenue for the nine months ended March 31, 2017 was $97,010 million, which included total segment revenue of $97,018 million and Corporate revenue of $(8) million. Total consolidated revenue for the nine months ended March 31, 2016 was $90,162 million, which included total segment revenue of $90,174 million and Corporate revenue of $(12) million. Corporate revenue consists primarily of elimination of inter-segment revenue and other revenue not allocated to the segments.
Total consolidated operating earnings for the nine months ended March 31, 2017 were $1,681 million, which included total segment profit of $2,117 million and Corporate costs of $(436) million. Total consolidated operating earnings for the nine months ended March 31, 2016 were $1,839 million, which included total segment profit of $2,280 million and Corporate costs of $(441) million. Corporate includes, among other things, LIFO charges/(credits), restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, litigation (recoveries)/charges, net and certain investment spending that are not allocated to the segments.

Schedule 7
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

		Gross		Operating	Earnings	Provision
		Margin		Earnings	Before	for		Net		Diluted
	Gross	Growth	Operating	Growth	Income	Income	Net	Earnings[2]	Diluted	EPS[2]
(in millions, except per common share amounts)	Margin	Rate	Earnings	Rate	Taxes	Taxes	Earnings[2]	Growth Rate	EPS[2,3,4]	Growth Rate
	Third Quarter 2017
GAAP	$1,728	2%	$605	(8)%	$564	$182	$381	(1)%	$1.20	3%
LIFO charges/(credits)	(9)		(9)		(9)	(4)	(5)		(0.02)
Restructuring and employee severance	—		15		15	6	9		0.03
Amortization and other acquisition-related costs	—		128		128	41	87		0.27
Impairments and (gain)/loss on disposal of assets	—		2		2	—	2		0.01
Litigation (recoveries)/charges, net	—		18		18	7	11		0.03
Non-GAAP	$1,719	1%	$759	(4)%	$718	$232	$485	3%	$1.53	7%

	Third Quarter 2016
GAAP	$1,689	16%	$656	11%	$612	$226	$386	6%	$1.17	7%
LIFO charges/(credits)	12		12		12	4	8		0.02
Restructuring and employee severance	—		6		6	2	4		0.01
Amortization and other acquisition-related costs	—		108		108	37	71		0.21
Impairments and (gain)/loss on disposal of assets	—		—		—	—	—		—
Litigation (recoveries)/charges, net	—		5		5	2	3		0.01
Non-GAAP	$1,702	17%	$788	20%	$744	$272	$472	19%	$1.43	20%

		Gross		Operating	Earnings	Provision
		Margin		Earnings	Before	for		Net		Diluted
	Gross	Growth	Operating	Growth	Income	Income	Net	Earnings[2]	Diluted	EPS[2]
(in millions, except per common share amounts)	Margin	Rate	Earnings	Rate	Taxes	Taxes	Earnings[2]	Growth Rate	EPS[2]	Growth Rate
	Year-to-Date 2017
GAAP	$4,921	1%	$1,681	(9)%	$1,549	$533	$1,014	(7)%	$3.17	(4)%
LIFO charges/(credits)	—		—		—	—	—		—
Restructuring and employee severance	—		31		31	12	19		0.06
Amortization and other acquisition-related costs	—		365		365	120	245		0.76
Impairments and (gain)/loss on disposal of assets	—		15		15	4	11		0.03
Litigation (recoveries)/charges, net	—		37		37	14	23		0.07
Non-GAAP	$4,921	—%	$2,129	(5)%	$1,997	$684	$1,311	(4)%	$4.10	—%

	Year-to-Date 2016
GAAP	$4,877	15%	$1,839	15%	$1,700	$604	$1,095	19%	$3.30	20%
LIFO charges/(credits)	51		51		51	20	31		0.10
Restructuring and employee severance	—		19		19	7	12		0.04
Amortization and other acquisition-related costs	—		327		327	115	212		0.64
Impairments and (gain)/loss on disposal of assets	—		17		17	7	10		0.03
Litigation (recoveries)/charges, net	—		(3)		(3)	(3)	—		—
Non-GAAP	$4,929	16%	$2,251	21%	$2,112	$751	$1,361	20%	$4.10	21%
1For more information on these measures, refer to the Use of Non-GAAP Financial Measures and Definitions schedules.
2attributable to Cardinal Health, Inc.
3GAAP diluted EPS for the three months ended March 31, 2017 compared to the prior year period was favorably impacted by $0.13, which includes $0.08 due to change in the effective tax rate and $0.05 due to the change in weighted average shares outstanding. The change in GAAP diluted EPS due to the effective tax rate is calculated as ((GAAP Earnings before Income Taxes for the current period times (one minus the current period GAAP Effective Tax Rate)) minus (GAAP Earnings before Income Taxes for the current period times (one minus the prior period GAAP Effective Tax Rate)))

divided by the current period weighted average shares outstanding. The change in GAAP diluted EPS due to the weighted average shares outstanding is calculated as (GAAP Net Earnings for the current period divided by the current period weighted average shares outstanding) minus (GAAP Net Earnings for the current period divided by the prior period weighted average shares outstanding).
4Non-GAAP diluted EPS for the three months ended March 31, 2017 compared to the prior year period was favorably impacted by $0.16, which includes $0.10 due to change in the effective tax rate and $0.06 due to the change in weighted average shares outstanding. The change in Non-GAAP diluted EPS due to the effective tax rate is calculated as ((Non-GAAP Earnings before Income Taxes for the current period times (one minus the current period Non-GAAP Effective Tax Rate)) minus (Non-GAAP Earnings before Income Tax for the current period times (one minus the prior period Non-GAAP Effective Tax Rate))) divided by the current period weighted average shares outstanding. The change in Non-GAAP diluted EPS due to the weighted average shares outstanding is calculated as (Non-GAAP Net Earnings for the current period divided by the current period weighted average shares outstanding) minus (Non-GAAP Net Earnings for the current period divided by the prior period weighted average shares outstanding).
The sum of the components may not equal the total due to rounding.
We apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.
There were no losses on extinguishment of debt during the periods presented.

Schedule 8
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation

	Third Quarter
(in millions)	2017	2016
GAAP effective tax rate	32.3%	36.9%

Non-GAAP effective tax rate
Earnings before income taxes	$564	$612
LIFO charges/(credits)	(9)	12
Restructuring and employee severance	15	6
Amortization and other acquisition-related costs	128	108
Impairments and loss on disposal of assets	2	—
Litigation (recoveries)/charges, net	18	5
Adjusted earnings before income taxes	$718	$744

Provision for income taxes	$182	$226
LIFO charges/(benefits) tax benefit/(expense)	(4)	4
Restructuring and employee severance tax benefit	6	2
Amortization and other acquisition-related costs tax benefit	41	37
Litigation (recoveries)/charges, net tax benefit/(expense)	7	2
Adjusted provision for income taxes	$232	$272

Non-GAAP effective tax rate	32.3%	36.6%
The sum of the components may not equal the total due to rounding.
We apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, evaluate the balance sheet, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this earnings release for its own and for investors’ assessment of the business for the reasons identified below:

•
LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges from non-GAAP metrics allows for a better comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.

•
Restructuring and employee severance costs are excluded because they relate to programs in which we fundamentally change our operations and because they are not part of the ongoing operations of our underlying business, which includes normal levels of reinvestment in the business.

•
Amortization and other acquisition-related costs are excluded primarily for consistency with the presentation of the financial results of our peer group companies. Additionally, amortizations of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion allows for better comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs because they are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. They are also significantly impacted by the timing and size of acquisitions.

•
Impairments and gains or loss on disposal of assets are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and their exclusion results in a metric that more meaningfully reflects the sustainability of our operating performance.

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Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, and are inherently unpredictable in timing and amount. In the third quarter of fiscal 2017, consistent with the presentation of financial results by peer medical device companies, in litigation recoveries or charges, net we began to classify accrued losses and legal fees, net of expected recoveries, related to mass tort product liability claims, including claims for injuries allegedly caused by Cordis OptEase and TrapEase inferior vena cava (IVC) filter products. Such amounts would not have materially affected litigation recoveries or charges, net in prior periods, so have not been reclassified for those periods.

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Loss on extinguishment of debt is excluded because it does not typically occur in the normal course of business operations and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt financing transactions.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.
Forward Looking Non-GAAP Measures
In this earnings release, the Company presents its outlook for fiscal 2017 non-GAAP EPS.  The Company does not provide EPS outlook, which is the most directly comparable GAAP measure to non-GAAP EPS, because changes in the items that the Company excludes from EPS to calculate non-GAAP EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on an EPS outlook.
The timing and amount of any of the excluded items could significantly impact the Company’s fiscal 2017 EPS. Over the past five fiscal years, the excluded items have lowered the Company’s EPS from $0.14 to $2.76, which includes a goodwill impairment charge of $2.32 per share related to our Nuclear Pharmacy Services division that we recognized in fiscal 2013.

Definitions
Growth rate calculation: Growth rates in this earnings release are determined by dividing the difference between current period results and prior period results by prior period results.
Non-GAAP operating earnings: operating earnings excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets and (5) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings before income taxes excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, (5) litigation (recoveries)/charges, net and (6) loss on extinguishment of debt.
Non-GAAP effective tax rate: (provision for income taxes adjusted for (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, (5) litigation (recoveries)/charges, net, and (6) loss on extinguishment of debt) divided by (earnings before income taxes adjusted for the same six items).
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) restructuring and employee severance, (3) amortization and other acquisition-related costs, (4) impairments and (gain)/loss on disposal of assets, (5) litigation (recoveries)/charges, net and (6) loss on extinguishment of debt, each net of tax.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.